                          DOMINI SOCIAL INVESTMENTS LLC
                             536 Broadway, 7th Floor
                            New York, New York 10012

                          Dated as of November 30, 2006

Domini Advisor Trust
c/o Domini Social Investments LLC
536 Broadway, 7th Floor
New York, New York 10012

     Re: Sponsorship Agreement

Ladies and Gentlemen:

     Reference is hereby made to that certain Sponsorship Agreement, dated as of
February 4, 2005 (such agreement, as amended and in effect from time to time, the "Sponsorship Agreement"), by and between Domini Advisor Trust (the "Trust")
and Domini Social Investments LLC ("Domini" or the "Sponsor").

     The Trust and the Sponsor hereby agree that Schedule A to the Sponsorship
Agreement is hereby superseded and replaced by the Schedule A attached hereto.

     This letter agreement is a contract under seal and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument. In proving this letter agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                                        Sincerely,

                                        DOMINI SOCIAL INVESTMENTS LLC

                                        By: /s/ Amy Domini
                                            ------------------------------------
                                        Title: Manager

Accepted and Agreed:

DOMINI ADVISOR TRUST

By: Carole Laible
    ---------------------------------
Title: Treasurer

                                                                      SCHEDULE A

Pursuant to Section 3, Domini Advisor Trust, on behalf of the Domini Social
Equity Portfolio and each other series of the Trust for which this Agreement is approved, shall pay the Sponsor compensation at the following annual rates:

              0.45% of the first $2.0 billion of net assets managed
              0.44% of the next $1.0 billion of net assets managed
              0.43% of net assets managed in excess of $3.0 billion